UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2026

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 E. Windrose Drive, Suite 200 Phoenix, AZ	85032
(Address of principal executive offices)	(Zip Code)

(623) 445-9500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	UTI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

New Secured Revolving Credit Facility.

On August 12, 2026, Universal Technical Institute, Inc., a Delaware corporation (the “Company”), as borrower, and certain of its subsidiaries (collectively with the Company, the “Loan Parties”), entered into a Credit Agreement (“Credit Agreement”) with Fifth Third Bank, a national banking association, as lender and as administrative agent, joint lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A. as lender and joint lead arranger, Truist Bank as lender and Truist Securities, Inc. as joint lead arranger, and Citibank, N.A. and PNC Bank, National Association, as lenders. The Credit Agreement, which refinances and replaces the Company’s existing credit agreement in its entirety, provides for a senior secured revolving credit facility of up to $200 million, with a sublimit of $15 million for swingline loans and $75 million for letters of credit (the “Facility”). The Credit Agreement also includes capacity for uncommitted incremental facilities, whether in the form of incremental term facilities or an increase to the existing revolving facility, of up to an aggregate amount for all incremental facilities under the Credit Agreement of $75 million. Unless otherwise terminated pursuant to the terms of the Credit Agreement, the Facility matures in August 2031.

Interest and Amortization.

The Credit Agreement provides that amounts borrowed on the Facility will amortize on an interest-only basis during its term with principal able to be borrowed, re-paid and re-borrowed throughout the term of the Facility and with the outstanding principal due and payable at maturity. Advances made under the Facility will bear interest at a floating rate equal to, at the Company’s option, either (a) Term SOFR (as defined in the Credit Agreement) relating to quotations for 1 or 3 months, plus an applicable margin, or (ii) the Base Rate (as defined in the Credit Agreement), plus an applicable margin. Depending on the Company’s consolidated total net leverage ratio (as defined in the Credit Agreement), the Facility spread ranges from 1.50% to 2.25% for Term SOFR borrowings and from 0.50% to1.25% for Base Rate borrowings. Additionally, the Company is required to pay an unused line fee on the undrawn commitments under the Facility at a rate per annum ranging from 0.20% to 0.35%, depending on the Company’s consolidated total net leverage ratio.

Covenants and Other Matters

The Credit Agreement contains various restrictive financial and nonfinancial covenants which, among other things, require the Company to maintain a consolidated total net leverage ratio and a consolidated interest coverage ratio, and provides for customary events of default.

Guaranty and Security Agreement.

Concurrent with, and as a condition to, the entry into the Credit Agreement, the Loan Parties executed a Guaranty and Security Agreement for the benefit of the lenders (the “Guaranty and Security Agreement”), pursuant to which the Loan Parties (a) guaranteed the payment obligations of the Company under the Credit Agreement, and (b) secured the payment obligations of the Company with the assets of the Loan Parties (subject to certain exceptions).

The foregoing descriptions of the Credit Agreement and the Guaranty and Security Agreement do not purport to be complete and are qualified in their entirety by the full text of the Credit Agreement and the Guaranty and Security Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On August 18, 2026, the Company issued a press release (the “Press Release”) announcing its entry into the Credit Agreement. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The information in this Item 7.01, including the information in Exhibit 99.1 attached hereto pertaining to this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit Agreement, dated as of August 12, 2026, by and among Universal Technical Institute, Inc., Fifth Third Bank, National Association, as administrative agent and the other lenders and parties named therein.

10.2*	Guaranty and Security Agreement, dated as of August 12, 2026, by and among Universal Technical Institute, Inc., Fifth Third Bank, National Association, as agent for the lenders party to the Credit Agreement, and the other parties named therein.

99.1	Press release issued by Universal Technical Institute, Inc. on August 18, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.

August 18, 2026	By:	/s/ Bruce Schuman
	Name:	Bruce Schuman
	Title:	Executive Vice President and Chief Financial Officer